Exhibit 10.28
SEPARATION AGREEMENT

January 4, 2016

Robert Nikl
136 Via Santa Maria
Los Gatos, CA

Dear Robert

This Separation Agreement (the “Agreement”) sets forth the terms of your separation from employment with Silicon Graphics International Corp. (the ”Company”).

1.EMPLOYMENT STATUS AND FINAL PAYMENTS.

a.    Separation. Your last day of work with the Company and your employment termination date will be January 4, 2016 (the “Separation Date”). As of the Separation Date, your salary will cease, and any entitlement you have or might have under any Company-provided benefit plan, program, contract or practice (each a “Benefit Program”) will terminate, except (i) as required by the terms of an applicable Benefit Program or any applicable federal or state law, or (ii) as otherwise described below.

b.    Accrued Salary. On the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

c.    Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2.Severance Benefits. The Company shall provide the following sole severance benefits (the “Severance Benefits”), if you timely sign, date and return this fully executed Agreement to the Company, and allow the releases contained herein to become effective (as defined in Section 11):

a.    Base Salary. The Company shall provide you, as severance, the total amount equal to the sum of twelve (12) months of your base salary in effect as of January 4, 2016 (the “Base Salary Severance”). The Base Salary Severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-six (26) equal installments over a period of twelve (12) months. The Base Salary Severance payments will be paid on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date after the Effective Date of this Agreement as defined in paragraph 12 below, provided you have fulfilled your obligation to return Company property under Paragraph 5 of this Agreement.

b.    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect and continue to remain eligible for COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer. You must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer.

3. Equity. The Company will partially accelerate the vesting of the following outstanding equity awards previously granted to you such that the following additional portions of these awards shall be deemed vested as of the Separation Date:

Award #	Grant Date Award Type		Number of Shares to be Accelerated
2404	6/1/2012	2005/NQ	13,021
2405	6/1/2012	2005/RSU	7,500
2957	8/12/2013	2005/RSU	7,825
3152	8/13/2014	2005/RSU	5,000
3166	8/13/2014	2005/RSU	8,075
3175	8/13/2014	2005/PSU	4,038
	Total to Accelerate		45,459

The Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) set forth above, net of shares to cover tax withholding, and Non-qualified Stock Options (NQ’s) shall be delivered to you on the close of business on the Effective Date of this Agreement. Except as specifically modified herein, these equity grants shall continue to be governed by the terms of the applicable grant notices, stock option or restricted and performance stock agreements, and governing equity plans. Your right to exercise any vested options from the Non-qualified Stock Option (NQ) grant shall be extended for one year following your Separation Date.

4.Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance (including any severance pursuant to your April 27, 2012 Employment Agreement (as amended on December 20, 2012)(the “Employment Agreement”), or Silicon Graphics International Corp. Executive Change in Control Severance Benefit Plan (the “Severance Plan”)), or any other benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options or other equity awards.

5.Return Of Company Property. Within five (5) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You will not be provided with any severance benefits under this Agreement unless and until you return this property.

6.Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

8.Non-Solicitation. Notwithstanding anything in this Agreement to the contrary, in order to protect the Company and its goodwill, you agree that, for a period of one (1) year following termination of your employment by the Company, you will not either directly or indirectly, solicit, induce or encourage any employee, independent contractor, or consultant of the Company to terminate his, her or its relationship with the Company, in order to become an employee, consultant, or independent contractor to or for any other person or entity. You hereby acknowledge and agree that if you violate this clause or any portion thereof, the Company’s obligation to continue to pay any severance benefits to you under this Agreement will cease immediately.

9.Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.	Release of Claims.

a.    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

b.    Scope of Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended).

c.    Exceptions to Release. You are not releasing any claim that cannot be waived under applicable state or federal law, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

12.ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Human Resource Director); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

13.Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

14.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the- job injury for which you have not already filed a claim.

15. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

SILICON GRAPHICS INTERNATIONAL CORP.

By: /s/ Jorge Titinger
Jorge Titinger
President & Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

By: /s/ Robert Nikl
ROBERT NIKL
Date: January 4, 2016